Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE

FIRST QUARTER OF FISCAL 2008

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

Milwaukee, WI October 18, 2007/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced first quarter consolidated net sales of $366.7 million and a net loss of $20.5 million or $.41 per diluted share. Consolidated net sales increased $28.4 million or 8% from the prior year while the net loss increased $4.0 million from the same period a year ago. The $28.4 million consolidated net sales increase was the result of increased engine unit volume to external original equipment manufacturers and stronger shipments of lawn and garden equipment to independent dealers. The increase in the net loss of $4.0 million is primarily the result of expenses associated with the previously announced shutdown of our Rolla, Missouri engine manufacturing plant and expenses associated with opening our new lawn equipment plant in Newbern, Tennessee.

Engines:

Fiscal 2008 first quarter net sales were $208.4 million, an $18.8 million or 10% improvement from the prior year. This increase reflects 5% greater engine unit shipments compared to the same period a year ago. The increase in engine unit volume was attributable to good late season sell-through in certain regions of the United States. The sell-through, coupled with lower retail and OEM inventories and improved demand, resulted in replenishment orders for engines, a situation that did not exist in the first quarter a year ago. The majority of the remainder of the improvement was attributable to favorable Euro exchange rates.

There was a $10.2 million loss from operations in the first quarter of fiscal 2008. This was an $11.3 million improvement from the results reported for the same period a year ago. Included in the $10.2 million loss from operations was approximately $4.0 million of expenses related to the planned closure of the Rolla facility. Factoring out the Rolla closure expenses results in an improvement in operating income between years of $15.3 million that was the result of increased shipments, the Euro benefit and planned lower spending in both manufacturing and operating expense categories. Sales volumes contributed the majority of the increase but they were partially offset by unfavorable sales mix of engines with lower margins. Engineering, selling, general and administrative expenses were lower by $2.7 million primarily related to reduced marketing and advertising expenses and legal and professional fees.

Power Products:

Fiscal 2008 first quarter net sales were $187.0 million, basically the same as a year ago. While total segment net sales were consistent between years, shipments of lawn and garden equipment were approximately 12% greater than the prior year due to increased orders from dealers needing to replenish inventories due to demand during the summer months. Sales of portable generators were down approximately 47% from the same period a year ago. Both the current and last year’s first quarters lacked demand created by landed-hurricanes. However, last year’s first quarter did have the benefit of some generator replenishment demand created by tax holiday sales in Florida, while this year demand from the tax holiday event was negligible.

The first quarter of fiscal 2008 had a loss from operations of $10.6 million. This represents a $13.4 million decrease from the income from operations of $2.8 million generated in the same period a year ago. The reduction in operating income between years resulted from lower sales and production volumes of portable generators, increased costs related to components purchased in Euros and planned initial startup costs associated with the previously announced new lawn equipment plant located in Newbern, Tennessee.

Change in Accounting for Pension Assets:

Effective July 2, 2007, Briggs & Stratton has changed the method it uses to compute the market related value of the assets within its qualified defined benefit pension plan. The market related value of pension assets is used to calculate the expected return on plan assets. The Company believes that the new method is preferable as it more closely approximates the fair market value of the plan assets. For the first quarter of fiscal 2008, the Company recorded pension income of $685,000 (pre-tax). Generally accepted accounting principles require that the impact of this change in accounting be applied retrospectively to all periods presented. As a result, all prior period financial statements have been restated to give effect to the cumulative impact of this change. The restated first quarter of fiscal 2007 now reflects pension income of $658,000 (pre-tax). After the restatement, the previously reported net operating loss for the first quarter of fiscal 2007 improved by $2.6 million (pre-tax).

General:

Other income is lower between years primarily because of the timing of when certain dividend income is received. The effective tax rate was at 31% versus the 34% used in the first quarter last year. The effective rate is less due to the impact of the fixed nature of certain tax credits available to the Company.

Revolving Credit Facility Extended:

On July 12, 2007, the Company entered into a $500 million amended and restated multicurrency credit agreement. The Amended Credit Agreement (“Revolver”) provides a revolving credit facility for up to $500 million in revolving loans, including up to $25 million in swing-line loans. The Company used the proceeds of the Revolver to, among other things; pay off amounts outstanding under the Company’s Term Loan Agreement dated February 11, 2005 with various financial institutions and retire the Senior Notes that were due in September 2007. The Revolver has a term of five years and all outstanding borrowings on the Revolver will be due and payable on July 12, 2012. The Revolver contains covenants that the Company considers usual and customary for an agreement of this type, including a Maximum Total Leverage Ratio and Minimum Interest Coverage Ratio, but does not contain a Minimum Net Worth Covenant. Certain of the Company’s subsidiaries are required to be guarantors of the Company’s obligations under the Revolver.

Outlook:

Overall the results experienced in the first quarter were ahead of the Company’s initial projections, particularly in the Engines Segment of the business. We believe channel inventories of lawn and garden products are at a normal level, which helps support our projection of the spring of 2008 market. In addition, while the placement of all products has not been decided at this time, we believe our forecast of our placement is still valid.

In the Power Products Segment we have seen good demand for pressure washer and lawn equipment and believe our projections for those products are obtainable. As indicated in our discussion of first quarter results, generator demand continues to be a challenge, even more so than first projected. The lack of even a threat of a storm thus far has further softened the base demand for generators.

We believe we need to make an additional adjustment of our forecast of sales of portable and standby generators for 2008 and even more of a concerted effort to reduce production levels to bring inventory levels down. As a result we believe the range of our net income forecast needs to be narrowed to $60 to $65 million or $1.21 to $1.31 per diluted share for the full year. The estimate is based on the assumption that consolidated net sales will grow approximately 7% to 8% between years primarily due to higher volume in the Engines Segment. Operating income margins are projected to be in the range of 5.1% to 5.4%, and interest expense and other income are forecasted at $40 million and $10 million, respectively. The effective tax rate for the full year is projected to be 30% to 32%.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 847-7859. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1145299.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended September

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended Fiscal September
	2007	Restated 2006
NET SALES	$366,669	$338,249
COST OF GOODS SOLD	323,225	291,971

Gross Profit on Sales	43,444	46,278

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	64,140	65,682

Income (Loss) from Operations	(20,696)	(19,404)

INTEREST EXPENSE	(8,973)	(9,037)
OTHER INCOME, Net	22	3,457

Income (Loss) before Provision for Income Taxes	(29,647)	(24,984)

PROVISION (CREDIT) FOR INCOME TAXES	(9,195)	(8,504)

Net Income (Loss)	$(20,452)	$(16,480)

Average Shares Outstanding	49,536	50,583

BASIC EARNINGS (LOSS) PER SHARE	$(0.41)	$(0.33)

Diluted Average Shares Outstanding	49,536	50,583

DILUTED EARNINGS (LOSS) PER SHARE	$(0.41)	$(0.33)

Segment Information

(In Thousands)

(Unaudited)

	Three Months Ending Fiscal September
	2007	Restated 2006
NET SALES:
Engines	$208,416	$189,596
Power Products	186,991	186,887
Inter-Segment Eliminations	(28,738)	(38,234)

Total *	$366,669	$338,249

* Includes sales originating in foreign countries of	$45,845	$45,985

GROSS PROFIT ON SALES:
Engines	$35,254	$26,615
Power Products	8,025	20,253
Inter-Segment Eliminations	165	(590)

Total	$43,444	$46,278

INCOME (LOSS) FROM OPERATIONS:
Engines	$(10,228)	$(21,567)
Power Products	(10,633)	2,753
Inter-Segment Eliminations	165	(590)

Total	$(20,696)	$(19,404)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal September

(In Thousands)

(Unaudited)

	2007	Restated 2006

CURRENT ASSETS:
Cash and Cash Equivalents	$36,950	$44,170
Accounts Receivable, Net	233,535	227,892
Inventories	628,921	706,362
Deferred Income Tax Asset	55,550	61,064
Other	38,389	25,532

Total Current Assets	993,345	1,065,020

OTHER ASSETS:
Goodwill	250,107	251,885
Investments	45,906	46,474
Prepaid Pension	103,593	187,740
Deferred Loan Costs, Net	4,044	4,014
Other Intangible Assets, Net	92,089	93,985
Other Long-Term Assets, Net	6,876	7,283

Total Other Assets	502,615	591,381

PLANT AND EQUIPMENT:
At Cost	1,023,564	1,017,983
Less - Accumulated Depreciation	632,008	591,220

Plant and Equipment, Net	391,556	426,763

	$1,887,516	$2,083,164

CURRENT LIABILITIES:
Accounts Payable	$155,565	$152,984
Short-Term Borrowings	170,179	121,852
Current Maturity on Long- Term Debt	—	81,015
Accrued Liabilities	160,572	152,387

Total Current Liabilities	486,316	508,238

OTHER LIABILITIES:
Deferred Income Tax Liability	37,460	145,290
Accrued Pension Cost	39,878	26,091
Accrued Employee Benefits	20,182	16,391
Accrued Postretirement Health Care Obligation	182,979	83,272
Other Long-Term Liabilities	36,422	21,010
Long-Term Debt	268,048	302,490

Total Other Liabilities	584,969	594,544

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	75,512	68,263
Retained Earnings	1,079,760	1,124,888
Accumulated Other Comprehensive Income (Loss)	(127,162)	4,231
Treasury Stock, at Cost	(211,879)	(217,000)

Total Shareholders’ Investment	816,231	980,382

	$1,887,516	$2,083,164

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended Fiscal September
	2007	Restated 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(20,452)	$(16,480)
Depreciation and Amortization	16,612	18,154
Stock Compensation Expense	2,673	2,819
Loss on Disposition of Plant and Equipment	467	37
Provision for Deferred Income Taxes	(3,870)	39,388
Decrease in Accounts Receivable	93,940	45,610
Increase in Inventories	(76,139)	(144,347)
Decrease in Other Current Assets	7,276	10,785
Decrease in Accounts Payable and Accrued Liabilities	(45,407)	(20,397)
Other, Net	(1,361)	(43,798)

Net Cash Used in Operating Activities	(26,261)	(108,229)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(18,246)	(13,844)
Proceeds Received on Disposition of Plant and Equipment	150	262

Net Cash Used in Investing Activities	(18,096)	(13,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans and Notes Payable	51,041	118,378
Issuance Cost of Amended Revolver	(1,286)	—
Stock Option Exercise Proceeds and Tax Benefits	991	750
Treasury Stock Purchases	—	(48,232)

Net Cash Provided by Financing Activities	50,746	70,896

EFFECT OF EXCHANGE RATE CHANGES	1,092	(6)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,481	(50,921)
CASH AND CASH EQUIVALENTS, Beginning	29,469	95,091

CASH AND CASH EQUIVALENTS, Ending	$36,950	$44,170